SECURED PROMISSORY NOTE

$5,000,000                                          As of December 20, 2002
                              Corona, California

1.  Promise to Pay. For good and valuable consideration, the receipt of which is hereby acknowledged, ACURA PHARMACEUTICALS, INC., a New York corporation (“Maker”), promises to pay to GALEN PARTNERS III, L.P., a Delaware limited partnership, as Agent under that certain Noteholders Agreement dated as of February 6, 2004, as amended (“Galen”), or order (either, the “Holder”), on the Maturity Date (as defined below), unless sooner paid as provided in Section 5 hereof, the principal sum of Five Million Dollars ($5,000,000), plus accrued unpaid interest thereon. The outstanding principal balance of this Note shall bear interest at a variable rate equal to the prime rate announced from time to time by Bank of America (the “Prime Rate”) plus four and one half percent (4.5%) per annum from February 6, 2004 to the date of the Fifth Amendment (as defined in Section 15 below), and at a fixed rate of ten percent (10%) per annum thereafter until the date the principal sum is paid in full. Interest payments shall be made as provided in Section 2 below. All payments under this Note shall be made to the order of the Holder at the address Holder may designate in writing to Maker. All payments of principal under this Note shall be made in U.S. Dollars.

2.  Payment of Interest. All accrued interest shall be paid on each March 31, June 30, September 30 and December 31 during the term of this Note, commencing March 31, 2004. From and after the date of the Fifth Amendment, the payment of accrued interest on this Note shall be made in U.S. Dollars.

3.  Maturity Date. The date that this Note shall mature, and the principal amount outstanding hereunder, plus accrued unpaid interest thereon and any charges pertaining thereto, shall become due and payable (the “Maturity Date”) shall be December 31, 2008.

4.  Loan and Security Agreements. Maker and Galen, as assignee of Watson Pharmaceuticals, Inc., are parties to that certain Loan Agreement, dated as of March 29, 2000, as amended by that certain Amendment to Loan Agreement dated as of March 31, 2000, as further amended by that certain Second Amendment to Loan Agreement dated as of December 20, 2002, as further amended by that certain Third Amendment, Waiver and Consent to Loan Agreement dated as of February 6, 2004, as further amended by that certain Fourth Amendment, Waiver and Consent to Loan Agreement dated as of June 28, 2007, and as further amended by that Fifth Amendment to Loan Agreement dated as of August 20, 2007 (as so amended, the “Loan Agreement”). The full and punctual payment and performance of this Note by Maker are secured and guaranteed by the Company General Security Agreement, the Company Collateral Assignments, the Stock Pledge Agreement, the Guaranties, the Guarantors Security Agreement, the Guarantor Collateral Assignments and the Mortgage, as those terms are defined in the Loan Agreement (the “Security Agreements”). The security interest granted to Holder under the Security Agreements extends to the proceeds of any sale or other transfer or disposition of such assets, whether by Maker, its affiliates, the Holder or any other person, that occurs prior to the payment in full of this Note. Copies of the Loan Agreement and the Security Agreements may be obtained from Maker without charge.

5.  Prepayments. Maker may voluntarily prepay this Note either in whole or in part without penalty or premium. This Note is subject to mandatory pre-payment, in whole or in part, as provided in Section 1.3 of the Loan Agreement.

6.  Waivers. Maker hereby waives diligence, presentment for payment, demand, protest, notice of non-payment, notice of dishonor, notice of protest, and any and all other notices and demands whatsoever. Maker shall remain bound under this Note until all principal and interest and any other amounts that are payable hereunder or under the Loan Agreement or the Security Agreements have been paid in full, notwithstanding any extensions or renewals granted with respect to this Note or the release of any party liable hereunder or any security for the payment of this Note. Maker, and any and all endorsers hereof, also waive the right to plead any and all statutes of limitations as a defense to any demand on this Note or any and all obligations or liabilities arising out of or in connection with this Note, the Loan Agreement or the Security Agreements, to the fullest extent permitted by law.

7.  Events of Default. Any of the following events shall constitute an event of default by Maker under this Note (an “Event of Default”):

(a) the failure of Maker to pay to Holder, on the Maturity Date, any and all principal amounts due and owing under this Note;

(b) the failure of Maker to pay to Holder interest payments when due; or

(c) there occurs any other event or circumstance that constitutes an “Event of Default” as defined in Section 9.1 of the Loan Agreement.

Subject to the forbearance provisions contained in Section 9.4 of the Loan Agreement, upon the occurrence of any Event of Default, as defined herein above, at Holder’s option, Holder may declare immediately due and payable, and on any such declaration there shall become immediately due and payable, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest under this Note and any other sums owing at the time of such declaration pursuant to this Note, the Loan Agreement or the Security Agreements, and Holder shall be entitled to exercise all rights and remedies available to Holder under this Note, under the Loan Agreement and the Security Agreements and under applicable law, all of which rights and remedies shall be cumulative. Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, the interest rate at which interest shall accrue on the principal sum and any other amounts that are due under this Note shall increase to the lower of (i) twelve percent (12%) per annum or (ii) the maximum interest rate permitted under applicable law (the “Default Rate”), until all such amounts have been paid in full.

8.  No Waiver by Holder. Subject to the forbearance provisions contained in Section 9.4 of the Loan Agreement, any delay or omission on the part of Holder to exercise any of Holder’s rights or remedies hereunder, under the Loan Agreement or the Security Agreements or under applicable law, including, without limitation, the right to accelerate amounts owing under this Note, shall not be deemed a waiver of that right or remedy or of any other right or remedy of Holder in respect thereof. The acceptance by Holder of any payment pursuant to the terms of this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the Holder’s rights or remedies under this Note, the Loan Agreement, the Security Agreements or under applicable law at that time or at any subsequent time or nullify any prior exercise of any such rights or remedies without the express written consent of Holder, except as and to the extent provided to the contrary by applicable law.

9.  Governing Law. This Note shall be governed by and construed according to and enforced under the internal laws of the State of New York without giving effect to its choice of laws rules.

10.  Enforcement of the Note. Maker agrees that the Superior Court in and for the County of New York, New York shall have exclusive jurisdiction over any disputes, between the Maker and Holder and any action, suit or other proceeding brought by Maker or Holder relating to the interpretation or enforcement of this Note, and Maker agrees as follows: (a) Maker shall accept and not contest the personal or subject matter jurisdiction of such Court; (b) Maker shall accept and not object to or challenge the venue of such Court or assert the doctrine of forum non conveniens with respect to such Court; (c) Maker shall accept and not contest the validity or effectiveness of service of process in any such action, suit or other proceeding by registered or certified first class mail; and (d) TO THE MAXIMUM EXTENT PERMITTED BY LAW, MAKER WAIVES AND SHALL WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT WITH RESPECT TO THIS NOTE OR ITS ENFORCEMENT OR INTERPRETATION. If Maker fails to pay any amounts due hereunder when due, then Maker shall pay all costs of enforcement and collection, including, without limitation, reasonable attorneys’ fees and costs incurred by Holder, whether or not enforcement and collection includes the filing of a lawsuit, and whether or not that lawsuit is prosecuted to judgment. The costs of enforcement and collection shall be added to the principal amount of the Note and shall accrue interest at the Default Rate from the Date incurred until the date paid by Maker.

11.  Binding Nature. The provisions of this Note shall be binding on Maker and shall inure to the benefit of Holder.

12.  Usury Savings Provisions. In the event Holder receives any sums under this Note which constitute interest in an amount in excess of that permitted by any applicable law, then, all such sums constituting interest in excess of that permitted to be paid under applicable law shall, at Holder’s option, either be credited to the payment of principal owing hereunder or returned to Maker. The provisions of this Section 12 control the other provisions of this Note and any other agreement between Maker and Holder.

13.  Severability. If, but only to the extent that, any provision of this Note shall be invalid or unenforceable, then, such offending provision shall be deleted from this Note, but only to the extent necessary to preserve the validity and effectiveness of this Note to the fullest extent permitted by applicable law.

14.  Interpretation. No provision of this Note shall be interpreted for or against Maker or Holder because that person or that person’s legal representative drafted such provision. Unless otherwise indicated elsewhere in this Note, (a) the term “or” shall not be exclusive, (b) the term “including” shall mean “including, but not limited to,” and (c) the terms “below,” “above,” “herein,” “hereof,” “hereto,” “hereunder” and other terms similar to such terms shall refer to this Note as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. The section and sub-section headings in this Note are included for convenience of reference only and shall be ignored in the construction or interpretation of this Note.

15.  Amended and Restated Note. This Note is issued in accordance with that certain Fifth Amendment to Loan Agreement dated as of August 20, 2007, between Maker and Galen (the "Fifth Amendment"), and is issued by Maker as an amendment and restatement of that certain Secured Promissory Note issued by Maker to Galen in the principal amount of $5,000,000 dated December 20, 2002 (the "Original Note"). Upon execution and delivery of this Note to Galen, the Original Note shall be null and void and of no further legal force or effect.

[SIGNATURE PAGE TO FOLLOW]

“MAKER” ACURA PHARMACEUTICALS, INC.
/s/ Peter A. Clemens
By: Peter A. Clemens
Its: Senior Vice President and Chief Financial Officer